Stewart R. Horejsi
                               September 13, 2000


Dear USLIFE Income Fund Shareholder:

     By now you have probably received a caustic letter from management of USLIFE Income Fund. They are unhappy we are urging you to VOTE AGAINST THEIR JUNK BOND PROPOSAL. HERE ARE TEN REASONS YOU SHOULD VOTE AGAINST THE PROPOSAL:

|X| 1. Management's Proposal would turn the Fund into a JUNK BOND FUND. Of course, management doesn't come right out and say this. Instead, their proxy says management "expects" to invest in "below investment grade quality" securities, and that "any increased risk" associated with those investments "would be borne by the holders of common stock." Translated this means: "we plan to invest in junk bonds and shareholders will bear the risks". VOTE AGAINST THE PROPOSAL.

|X| 2. Not only does the Fund's management advocate the JUNK BOND approach, their Proposal would permit the Fund to BORROW MONEY TO POUR INTO JUNK BONDS. This means the "lenders" would get first crack at the Fund's good assets if the junk bond market has a downturn. There are risks associated with any investment, but when you leverage by borrowing money, you amplify the risk and exacerbate the losses in even a minor market downturn. VOTE AGAINST THE PROPOSAL.

|X| 3. Management's Proposal would INCREASE ADVISORY FEES BY AS MUCH AS 60% AND SHAREHOLDER RISK ACCORDINGLY. The Fund's advisory fees are tied to the level of assets under management, and since the proposed leverage provides the adviser with funds to purchase additional assets (i.e., the adviser would have additional funds to invest in junk bonds), THE INVESTMENT ADVISER WILL BE GUARANTEED A RISK-FREE INCREASE IN ITS FEE. Shareholders will experience only increased risk with no guaranteed offsetting benefit. VOTE AGAINST THE PROPOSAL.

|X| 4. Management and the Fund's board have so little confidence in what they are doing that not one of them owns a single share of the Fund. EVEN IF YOU OWN ONLY ONE SHARE, YOU OWN MORE STOCK THAN THE ENTIRE BOARD. Don't let them use your hard-earned money for their risky proposal when they don't trust their idea enough to buy shares of their own Fund. VOTE AGAINST THE PROPOSAL.

|X| 5. The Proposal will SIGNIFICANTLY INCREASE THE RISK OF YOUR INVESTMENT. Borrowing money is risky. Junk bonds are risky. Even the Fund's own proxy statement admits that approving the proposals will increase your risk in many ways. VOTE AGAINST THE PROPOSAL.

|X| 6. The recent letter from the Fund's management fails to give any reasons for leveraging the Fund. It says only that shareholders daring to offer input as to how their Fund is run are bad people. Management is saying they know better than you what is best for you. This may be our last chance to have any say in how our Fund is run. VOTE AGAINST THE PROPOSAL.

|X| 7. Management brags that their handpicked directors voted unanimously in favor of the Proposals. Well, of course they would. The Fund's adviser causes funds like yours to pay these directors up to $50,000 per year.
     Directors with no investment in the Fund have nothing to lose if the proposed leverage hurts the Fund, but those directors may worry that they will lose their fees if they vote against the adviser. VOTE AGAINST THE PROPOSAL.

|X| 8. Under this board's guidance we have lost a lot of money over the last year. We would have lost even more if the Fund had been leveraged. VOTE AGAINST THE PROPOSAL.

|X| 9. We bought an unleveraged fund because we wanted to own an unleveraged fund. If we wanted a leveraged fund, as the Fund's management points out, there are a lot of them out there for us to buy. VOTE AGAINST THE PROPOSAL.

|X| 10. Why, after 30 years, did the Fund's management decide leverage is good for us? VOTE AGAINST THE PROPOSAL.

     Last year, despite having no stock ownership in the Fund, the directors authorized, and management spent, $628,000 of your money in a proxy fight to silence us from giving you a second opinion about the Fund's direction. It should make you wonder about the motives of directors that would support spending such an enormous amount of money to hush an owner who merely presents to shareholders a second opinion on the Fund's direction.

     Why do WE care? Like you, but unlike the Fund's board and management, the Ernest Horejsi Trust is a shareholder and thus concerned about its substantial investment in the Fund. The Trust thinks that management's Proposal is risky, foolish and shortsighted. The Trust is the largest single holder of the Fund's shares (14%) and thus stands to lose more than any other shareholder if management's Proposal passes but its implementation fails. In contrast, not one of the Fund's executive officers or directors owns a single share of the Fund. THEY ARE NOT THINKING LIKE OWNERS BECAUSE, UNLIKE YOU, THEY ARE NOT OWNERS.

     DON'T AGREE TO TURN YOUR FUND INTO A LEVERAGED JUNK BOND FUND.

     YOUR VOTE IS IMPORTANT. PLEASE VOTE AGAINST Proposals 2, 3 and 4. TO VOTE AGAINST THE PROPOSALS, sign and date the enclosed WHITE proxy card and send it in the enclosed, postage paid envelope. If you have already sent in a blue proxy voting for management's ill-conceived Proposals, you can revoke that vote by submitting a later-dated white proxy. Instructions on the proper signing of proxies are set forth on the proxy card. Thank you for your support.

                                         Sincerely yours,


                                        /s/ Stewart R. Horejsi


                                    IMPORTANT

               Please sign, date and return your WHITE PROXY CARD
                  today in the enclosed, postage paid envelope.

     If you have questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co. Inc., toll-free at 1-800-488-8035.